UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 13, 2006 (January 13, 2006)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 13, 2006 (the “Effective Date”), GM Olathe, LLC (the “Company”) and Glimcher Properties Limited Partnership (“GPLP”), each an affiliate of Glimcher Realty Trust (the “Registrant”), entered into, as co-borrowers, a Loan Agreement, dated as of the Effective Date (the “Agreement”), with KeyBank National Association (“Key”) to borrow $30,000,000 (the “Loan”). The Loan is represented by a promissory note secured by a first mortgage lien and assignment of leases and rents on the Registrant’s The Great Mall of the Great Plains located in Olathe, Kansas. The mortgage and assignment is evidenced by an Amended and Restated Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the Effective Date and executed by the Company and GPLP.

Under the Agreement, the Loan has a floating interest rate of LIBOR plus 1.65% per annum and a maturity date of January 13, 2009. The Agreement requires the Company to make interest only periodic payments with all outstanding principal and accrued interest being due and payable at the maturity date. The Agreement contains default provisions customary for transactions of this nature. Key may accelerate repayment of all outstanding amounts owed by the Company under the Loan in the event of a default that remains uncured.

KeyBank has provided mortgage loans with respect to certain other properties owned by the Registrant and McDonald Investments, Inc., an affiliate of Key, was one of the underwriters of the Registrant's public offering of its 8 1/8% Series G Cumulative Redeemable Preferred Shares in January 2004.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust (Registrant)

Date: January 13, 2006	/s/ George A. Schmidt
George A. Schmidt Executive Vice President, General Counsel & Secretary